Exhibit 10.3
                          EXCLUSIVE LICENSING AGREEMENT

BETWEEN:

NCPC GeneTech Biotechnology Co., Ltd.
No. 106 Tanshan Street, National High Tech Industry
Development Zone
Shijiazhuang, Hebei
China                      .........     (Hereinafter referred to as "GeneTech")

AND:

Sino Pharmaceuticals Corporation
Unit 152, 11782 River Road,
Richamond, B.C. V6E 1T7
Canada                     .........     (Hereinafter referred to as "Sino")


WHEREAS GeneTech is a manufacturer, in China, of recombinant Erythropoetin (r-EPO), a biotechnology pharmaceutical, in both bulk drug and finished formulation forms, using its own proprietary technology, and,

WHEREAS Sino is an established pharmaceuticals and nutraceuticals company involved in the sales, marketing and distribution of pharmaceuticals and bulk and formulated nutraceuticals in North America and Europe, and,

WHEREAS GeneTech is interested in selling its bulk drug r-EPO in Canada and United States of America (USA) and Mexico, and

WHEREAS Sino is interested in exclusively purchasing, importing, marketing and distributing GeneTech's r-EPO in Canada, USA and Mexico.

THEREFORE, in consideration of the above the aforementioned parties hereby enter into this Agreement and hereby agree as follows:

1. "r-EPO" under this Agreement refers to the product produced by GeneTech's present technology which has been approved by the State Drug Administration of China.

2. That GeneTech shall exclusively license its bulk drug r-EPO to Sino for exclusive importation, sales, marketing and distribution in Canada, USA and Mexico.

3. That Sino shall exclusively purchase, import, sell, market and distribute GeneTech's bulk drug r-EPO in Canada, USA and Mexico..

4. That GeneTech shall sell and supply its bulk drug r-EPO exclusively to Sino, as its sole, exclusive licensee and agent in Canada, USA and Mexico.

5. That, in consideration of this exclusive license and sole agency, Sino shall organize and prepare all the necessary groundwork required for regulatory approval, registration and legal importation of GeneTech's bulk drug r-EPO in Canada, and thereafter in USA and Mexico.

6. That the first step in this regulatory approval process shall be the validation of GeneTech's Drug Master File (DMF) for this product in an FDA/HPB approved laboratory in Canada. Sino shall provide GeneTech a document list and specification relating to the product r-EPO as well as the description of the forms and contents that are necessary for the DMF validation procedure after entering into this Agreement. GeneTech shall prepare the documents under the complete and necessary technical guidance from Sino, in order to meet the DMF validation guidelines.

7. That, to initiate and facilitate this process (in Item 5 above), GeneTech shall provide Sino with a complete and acceptable DMF (two copies), in English, and all necessary product samples required for the DMF validation procedure and other regulatory approvals, free of cost to Sino.

8. That, upon receipt of this complete and acceptable DMF and necessary product sameples, Sino shall proceed with the DMF validation work in North America. Sino shall inform GeneTech, from time to time, of the progress of this validation work. Sino shall accomplish the DMF validation procedure and registration in a reasonable period that both parties agree after receiving GeneTech's DMF and necessary products samples. If Sino cannot accomplish the above works in the above period, both parties shall discuss to prolong this period to another reasonable period. If Sino still cannot accomplish the above works in the reasonable period, both parties shall discuss to terminate this Agreement.

9. That, upon successful validation of the DMF, Sino shall proceed with all the other regulatory requirements in Canada, USA and Mexico, as that it can achieve regulatory approval and commence with purchases, legal importation, sales and distribution of GeneTech's bulk drug r-EPO in Canada, USA and Mexico.

10.  That  all  costs  incurred  in  North  America  in  validating  the DMF and
     obtaining  regulatory  approvals,   for  legal  importation  and  sales  of
     GeneTech's bulk drug r-EPO in Canada, USA and Mexico shall be borne by Sino, whereas all costs incurred in China shall be borne by GeneTech.

11. That, upon Sino's receipt of regulatory approval in North America and its commencement of purchases and importation of GeneTech's bulk drug r-EPO, GeneTech shall supply Sino with its products, as per the specifications and analysis contained in the DMF (GeneTech to supply specifications).

12. That GeneTech shall guarantee and maintain its quality (as per the DMF) for every shipment and batch supplied and sold to Sino.

13. That GeneTech shall guarantee to supply Sino with all its bulk drug r-EPO at a reasonable market price, to be mutually agreed between both parties. Both parties shall discuss and determine annual supplying and sales plans according to the market, and have obligations to accomplish the agreed plans. If on party cannot fulfill its obligations in two successive years, both parties shall discuss to revise or terminate this Agreement.

14. Sino shall have the full right to sell and market GeneTech's bulk drug r-EPO, in Canada USA and Mexico, under Sino's own brand and trademarks. Sino shall agree that it shall show the name of the product origin, GeneTech, on the packing materials if necessary. Sino shall agree that it only purchases GeneTech's bulk drug r-EPO instead of other suppliers in China.

15. GeneTech shall not, directly and indirectly on purpse, allow its bulk drug r-EPO to be registered in Canada, USA and Mexico by any other party, or supply its bulk drug r-EPO to any other party in Canada, USA and Mexico, under this Agreement. However, this clause shall only apply to the bulk drug r-EPO defined in the DMF under this Agreement.

16. This Agreement shall be subject to standard Force Majeur clauses, as per the current International Chamber of Commerce (ICC) Force Majeur clauses.

17. If, for any reason, any party to this Agreement fails to comply with any of the terms and conditions of this Agreement, or fails to [perform its obligation under this Agreement, then both parties shall try to resolve any disputes amicably. However, if amicable settlement or resolution is not possible, then both parties agree to enter into arbitration, which arbitration shall be held at the International Arbitration Center in Vancouver, Canada. The results of such arbitration shall be held final and binding on both parties.

18. The validity of this Agreement shall be for a period of five years from the date of signing thereof.

19. This Agreement shall be governed and interpreted under the laws of Hong Kong, China.

The parties to this Agreement hereby lend their signatures on December 4, 2002.

This Agreement is made out in English in duplicate and each Party shall hold one copy.

For, and on behalf of,     .........        .........For, and on behalf of,
NCPC GENETECH              .........        SINO PHARMACEUTICALS CORP.
BIOTECHNOLOGY CO., LTD.


By:/s/__________________   .........        By: /s/_________________
         Lu Wei Chuan      .........        .........Mahmound S. Aziz
Title: Chairman & President.........        .........Title: President & CEO